Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PETROS PHARMACEUTICALS, INC.

Petros Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of Delaware on December 1, 2020.

2.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3.	The Certificate of Incorporation is hereby amended by amending Article FOURTH as follows:

“The Company is authorized to issue a total of seven billion fifty million (7,050,000,000) shares, of which (i) seven billion (7,000,000,000) shares shall be common stock, par value $0.001 per share (“Common Stock”) and (ii) fifty million (50,000,000) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”).”

4.	Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

5.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

In witness whereof, Petros Pharmaceuticals, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 11th day of April, 2025.

Petros Pharmaceuticals, Inc.

By:	/s/ Fady Boctor
Name:	Fady Boctor
Title:	President and Chief Commercial Officer